Exhibit 6.1

Agreement of Lease, made as of this          day of, JULY 2013 between

FAIRFIELD OFFICE PARK AT HAUPPAVGE LLC with offices at 538 BROADHOLLOW ROAD, THIRD FLOOR EAST, MELVILLE NY 11747

party of the first part, hereinafter referred to as LANDLORD, and BENJAMIN SECURITIES INC.

party of the second part, hereinafter referred to as TENANT,

Witnesseth: Landlord hereby leases to Tenant and Tenant hereby hires from Landlord office space on the 2 ND of the building known as 750 VETERANS MEMORIAL HIGHWAY HAUPPAUGE NY 11788 and described as follows: SUITE 210

(or until such term shall sooner cease and expire as hereinafter provided) to commence on the

1ST day of SEPTEMBER two thousand and THIRTEEN, and to end on the

31ST day of DECEMBER two thousand and EIGHTEEN

both dates inclusive, at an annual rate of ($28,644) TWENTY EIGHT THOUSAND SIX HUNDRED AND FORTY FOUR DOLLARS. ON EACH ANNINVERSARY DATE OF THE LEASE, THE ANNUAL RENT SHALL INCREASE BY 3.5% OVER PRIOR YEARS ANNUAL BASE RENT.

which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term, at the office of Landlord or such other place as Landlord my designate, without any set off or deduction whatsoever, except that Tenant shall pay the first       monthly installment(s) on the execution hereof (unless this lease be a renewal).

In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Landlord pursuant to the terms of another lease with Landlord or with Landlord’s predecessor in interest, Landlord may at Landlord’s option and without notice to Tenant add the amount of such arrearages to any monthly installment of rent payable hereunder and the same shall be payable to Landlord as additional rent.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby convenant as follows:

1.	Tenant shall pay the rent as above and as hereinafter provided.

2.	Tenant shall use and occupy demised premises for GENERAL BUSINESS OFFICES

3.	The parties agree that 1.2.% shall be used in computing the Tenant’s pro-rata share of additional rent due in accordance with this lease.

4. Tenant shall make no changes in or to the demised premises of any nature without Landlord’s prior written consent. Subject to the prior written consent of Landlord, and to the provisions of this article, Tenant at Tenant’s expense, may make alterations, installations, additions or improvements which are non-structural and which do not affect utility services or plumbing and electrical lines, in or to the interior of the demised premises by using contractors or mechanics first approved by Landlord. All fixtures and all paneling, partitions, railings and like installations installed in the premises at any time, either by Tenant or by Landlord in Tenant’s behalf: shall become the property of Landlord and shall remain upon and be surrendered with the demised premises unless Landlord, by notice to Tenant no later than twenty days prior to the date fixed as the termination of this lease, elects to have them removed by Tenant, in which event, the same shall be removed from the premises by the Tenant forthwith, at Tenant’s expense. Nothing in this article shall be construed to prevent Tenant’s removal of trade fixtures, but upon removal of any such trade fixtures from the premises or upon removal of other installations as may be required by Landlord, Tenant shall immediately and at its expense, repair and restore the premises to the condition existing prior to installation and repair any damage to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the premises after Tenant’s removal shall be deemed abandoned and may, at the election of the Landlord, either be retained as Landlord’s property or may be removed from the premises by Landlord at Tenant’s expense. Tenant shall, before making any alterations, additions, installations or improvements, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals, and certificates to Landlord and Tenant agrees to carry and will cause Tenant’s contractors and sub-contractors to carry such workman’s compensation, general liability, personal and property damage insurance as Landlord may require. Tenant agrees to obtain and deliver to Landlord, written and unconditional waivers of mechanic’s liens upon the real property in which the demised premises are located, for all work, labor and services to be performed and material to be furnished in connection with such work, signed by all contractors, sub-contractors, materialmen and laborers to become involved in such work. Notwithstanding the foregoing, if any mechanic’s lien is filed against the demised premises, or the building of which the same forms a part, for work claimed to have been done for or materials furnished to, Tenant, whether or not done pursuant to this article the same shall be discharged by Tenant within ten days thereafter, at Tenant’s expense, by filing the bond required by law.

5. Landlord shall maintain and repair the public portions of the building, both exterior and interior. Tenant shall, throughout the term of this lease, take good care of the demised premises and the fixtures and appurtenances therein and at its sole cost and expense, make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear, obsolescence and damage from the elements, fire or other casualty, excepted. Notwithstanding the foregoing, all damages or injury to the demised premises or to any other part of the building, or to its fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of Tenant, its servants, employees, invitees or licensees, shall be repaired promptly by Tenant at its sole cost and expense, to the satisfaction Landlord reasonably exercised. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant’s fixtures, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If Tenant fails after 10 day’s notice to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by the Landlord at the expense of Tenant and the expenses thereof incurred by Landlord shall be collectible as additional rent after rendition of a bill or statement therefore. Tenant shall give Landlord prompt notice of any defective condition in any plumbing, heating system or electrical lines located in, servicing or passing through the demised premises and following such notice, Landlord shall remedy the condition with due diligence but at the expense of Tenant if repairs are necessitated by damage or injury attributable to Tenant, Tenant servants, agents, employees, invitees or licensees as aforesaid. Except as specifically provided in Article 9 or elsewhere in this lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building or the demised premises or in and to the fixtures, appurtenances or equipment thereof. The provisions of this Article 5 with respect to the making of repairs shall not apply in the case of fire or other casualty which are dealt with at Article 10 hereof.

6. Tenant will not clean, nor require, permit, suffer or allow any window in the demised premises to be cleaned, from the outside in violation of Section 202 of the Labor Law or any other applicable law or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

7. Prior to the commencement of the lease term, if Tenant is then in possession, and at all times thereafter, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters or any similar body which shall impose any violation, order or duty upon Landlord or Tenant with respect to the demised premises or the building arising out of the Tenant’s use or manner of use or occupancy thereof. Nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect thereto. Tenant may, after securing Landlord to Landlord’s satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorney’s fees, by cash deposit or by surety bond in an amount and in a company satisfactory to Landlord, contest and appeal any such laws, ordinances, orders, rules, regulations or requirements provided same is done with all reasonable promptness and provided such appeal shall not subject Landlord to prosecution for a criminal offense or constitute a default under any lease or mortgage under which Landlord may be obligated, or cause the demised premises or any part thereof to be condemned or vacated. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Landlord with respect to the demised premises or the building of which the demised premises form a part, or which shall or might subject Landlord to any liability or responsibility to any person or for property damage, nor shall Tenant keep anything in the demised premises except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the building, nor use the premises in a wrongful manner which will increase the insurance rate for the building or any property located therein over that in effect prior to the commencement of Tenant’s occupancy. Tenant shall pay all costs, expenses, fines, penalties or damages, which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this article and if by reason of such failure the fire insurance rate shall, at the beginning of this lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder. For that portion of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord. In any action or proceeding wherein Landlord and Tenant are parties a schedule or “make-up” of rate for the building or demised premises issued by the New York Fire Insurance Exchange, or other body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s judgement, to absorb and prevent vibration, noise and annoyance.

8. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which demised premises are a part and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessee or by any mortgage, affecting any lease or the real property of which the demised premises are a part.

9. Landlord or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in, upon or about said building or caused by operations in construction of any private, public or quasi public work. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefore nor abatement or diminution of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the building without Landlord’s prior written consent. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with all codes for the municipality or county in which the premises are located, and all other laws and regulations applicable thereto and shall be done during such hours as Landlord may designate. Tenant shall indemnify and save harmless Landlord against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Landlord shall not be reimbursed by insurance, including reasonable attorney fees, paid, suffered or incurred as a result of any breach by Tenant, Tenant’s agents, contractors, employees, invitees, or licensees, of any covenant or condition of this case, or the carelessness, negligence or improper conduct of the Tenant, Tenant’s agents, contractors, employees, invitees or licensees. Tenant’s liability under this lease extends to the acts and omissions of any subtenant. and any agent, contractor, employee, invitee or licensee of any subtenant. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon written notice from Landlord, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Landlord in writing, such approval not to be unreasonably withheld.

10. (a) If the demised premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Landlord and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by and at the expense of Landlord and the rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the premises shall have been repaired and restored by Landlord, subject to Landlord’s right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Landlord shall decide to demolish it or to rebuild it, then, in any of such events, Landlord may elect to terminate this lease by written notice to Tenant given within 90 days after such fire or casualty specifying a date for the expiration of the lease, which dates shall not be more than 60 days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the termination of this lease and Tenant shall forthwith quit, surrender and vacate the premises without prejudice however, to Landlord’s rights and remedies against Tenant under the lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Landlord shall serve a termination notice as provided for herein, Landlord shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition subject to delays due to adjustments of insurance claims, labor troubles and causes beyond Landlord’s control. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty, Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums. Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Landlord will not be obligated to repair any damage thereto or replace the same. If the damage or destruction be due to the fault or neglect of Tenant the debris shall be removed by, and at the expense of, Tenant. (f) Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

11. If the whole or any part of the demised premises shall be acquired or condemned by Eminent Domain for any part public or quasi public use or purpose, then and in that event, term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said lease.

12. Tenant shall not assign or mortgage this lease, or sublet all or any portion of the premises without Landlord’s prior written consent, which will not be unreasonably withheld. If consented to by Landlord, it shall be in a form acceptable to Landlord. No assignment, mortgaging or subletting, if consented to by Landlord, shall relieve Tenant of its liability under this lease. Consent by Landlord shall not operate as a waiver of necessity for consent to any subsequent assignment, mortgaging or subletting and the terns of such consent shall be binding upon the assignee, mortgagee or subtenant. Any transfer of this lease by merger, consolidation or liquidation or any change in ownership of or power to vote the majority of outstanding voting stock shall constitute an assignment, whether the result of a single or series of transactions.

13. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or wiring installations and Tenant may not use any electrical equipment which, in Landlord’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no wise make Landlord liable or responsible for Tenant, for any loss, damages or expenses which Tenant may sustain.

14. Landlord or Landlord’s agents shall have the right (but shall not be obligated) to enter the demised premises in any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary and reasonably desirable to the demised premises or to any other portion of the building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this lease, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenant shall permit Landlord to use and maintain and replace pipes and conduits in and through the demised premises and to erect new pipes and conduits therein. Landlord may, during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction nor shall the Tenant be entitled to any abatement of rent while such work is on progress nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof Landlord shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortagees of the building, and during the last six months of the term for the purpose of showing the same to prospective tenants and may, during said six months period, place upon the premises the usual notices “To Let” and “For Sale” which notices Tenant shall permit to remain thereon without molestation. If Tenant is not present to open and permit an entry into the premises, Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly and provided reasonable care is exercised to safeguard Tenant’s property and such entry shall not render Landlord or its agents liable therefore, nor in any event shall the obligations of Tenant hereunder be affected. If during the last month of the term Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation and such act shall have no effect on this lease or Tenant’s obligations hereunder. Landlord shall have the right at any time, without the same constituting an eviction and without incurring liability to Tenant therefore to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the building and to change the name, number or designation by which the building may be known.

15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the building of which the demised premises are a part.

16. (a) If at the date fixed as the commencement of the term of this lease or if at any time during the term hereby demised there shall be filed by or against Tenant in any court pursuant to any statue either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment ofa receiver or trustee of all or a portion of Tenant’s property, and within 60 days thereof: Tenant fails to secure a dismissal thereof, or if Tenant makes an assignment for the benefit of creditors or petition for or enter into an arrangement, this lease, at the option of Landlord, exercised within a reasonable time after notice of the happening of any one or more of such events, may be cancelled and terminated by written notice to the Tenant (but if any such events occur prior to the commencement date, this lease shall be ipso facto cancelled and terminated) and whether such cancellation and termination occur prior to or during the term, neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of any order of any court, shall be entitled to possession or to remain in possession of the premises demised but shall forthwith quit and surrender the premises, and Landlord, in addition to the other rights and remedies Landlord has by virtue of any other provision herein or elsewhere in this lease contained or by virtue of any statute or rule of law, may retain as liquidated damages, any rent, security deposit or moneys received by him from Tenant or others in behalf of Tenant. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant’s interest in this lease. (b) It is stipulated and agreed that in the event of termination of this lease pursuant to (a) hereof, Landlord shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the demised premises for the same period, If such premises or any part thereof be re-let by the Landlord for the unexpired term of said lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be deemed to be the fair and reasonable rental value for the part or the whole of the premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants for the payment of rent or additional rent, or if the demised premises become vacant or deserted, or if the demised premises are damaged by reason of negligence or carelessness of Tenant, its agents, employees or invitees, then in any one or more such events, upon Landlord serving a written five (5) days’ notice upon Tenant specifying the nature of said default and upon the expiration of said five (5) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said five (5) day period, and if Tenant shall not have diligently commenced curing such default within such five (5) day period, and shall not therafter with reasonable diligence and in good faith proceed to remedy or cure such default, then Landlord may serve a written three (3) days’ notice of cancellation of this lease upon Tenant, and upon the expiration of said three (3) days, this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such (3) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof and Tenant shall then quit and surrender the demised premises to Landlord but Tenant shall remain liable as hereinafter provided. (2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or (2a) if Tenant shall make default in the payment of the rent reserved herein or any item of additional rent herein mentioned or any part of either or in making any other payment herein required; or (2b) if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or (2c) if Tenant shall make default with respect to any other lease between Landlord and Tenant; or (2d) if Tenant shall fail to move into or take possession of the premises within fifteen (15) days after commencement of the term of this lease, of which fact Landlord shall be the sole judge; than and in any of such events Landlord may without notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of demised premises and remove their effects and hold the premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease, Landlord may cancel and terminate such renewal or extension agreement by written notice. (3) In addition to and not in lieu of any of the remedies herein provided, in the event the Tenant shall vacate, abandon or desert the demised premises and shall be in default in the payment of any rent or additional rent, then in such event, the Landlord shall have the right to seize possession of the demised premises without notice and without legal proceedings of any nature and exercise such remedies as are provided herein and there shall be no right in the Tenant to cure any default hereunder or reclaim possession of the demised premises hereunder.

18. In case of any such default, re-entry, expiration and/or disposses by summary proceedings or otherwise, (a) the rent shall become due thereupon and be paid up to the time of such re-entry, disposses and/or expiration, together with such expenses as Landlord may incur for legal expenses, attorney’s fees, brokerage, and/or putting the demised premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease and any grant concessions or free rent or charge a higher rental than that in this lease, and/or (c) Tenant or the legal representatives of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this lease. The failure or refusal of Landlord to re-let the premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Landlord may incur in connection with re-letting, such as legal expenses, attorneys’ fees, brokerage, advertising and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord, in putting the demised premises in good order or preparing the same for re-rental may, at Landlord’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Landlord hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Landlord from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this lease, or otherwise.

19. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or the demised premises, the rents, leases, expenses of operation or any other matter of thing affecting or related to the premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition, and agrees to take the same “as is” and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises and the building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties hereto are merged in this contract, Which alone fully and completely expresses the agreement between Landlord and Tenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

20. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this lease and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by or awarded to any broker or agent with respect to this lease.

21. Upon the expiration or other termination of the term of this lease, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition, ordinary wear expected, and Tenant shall remove all its property. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of term of this lease or any renewal thereof: falls on Sunday, this lease shall expire at noon on the preceding Saturday unless it be a legal holiday in which case it shall expire at noon the preceding business day.

22. Landlord covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised. This covenant is conditioned upon retention of title by the Landlord.

23. If Landlord is unable to give possession of the demised premises on the date of the commencement of the term hereof, because of the holding-over or retention of possession of any tenant, undertenant or occupants, or for any other reason, Landlord shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for the inability to obtain possession) until after Landlord shall have given Tenant written notice that the premises are substantially ready for Tenant’s occupancy. If permission is given to Tenant to enter into the possession of the demised premises or to occupy premises other than the demised premises prior to the date specified as the commencement of the term of this lease, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this lease, except as to the covenant to pay rent. The provisions of this article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

24. No act or thing done by Landlord or Landlord’s agents during the term hereby demised shall be deemed an acceptance of a surrender of said premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of said premises prior to the termination of the lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the lease or a surrender of the premises. In the event of Tenant at any time desiring to have Landlord sublet the premises for Tenant’s account. Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant and/or any other tenant in the building shall not be deemed a waiver of any such Rules and Regulations. No Provisions of this lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall and endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this lease provide. This lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

25. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of said premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceeding for non-payment of rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding,

26. This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no wise be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strike or labor troubles or any cause whatsoever including, but not limited to, government preemption in connection with a National Emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

27. Except as otherwise in this lease provided, a bill, statement, notice or communication which Landlord may desire or be required to give to Tenant, shall be deemed sufficiently given or rendered if in writing, delivered to Tenant personally or sent by registered or certified mail addressed to Tenant at the building of which the demised premises form a part or at the last known residence address or business address of Tenant or left at any of the aforesaid premises addresses to Tenant, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant, mailed, or left at the premises as herein provided. Any notice by Tenant to Landlord must be served by registered or certified mail addressed to Landlord at the address first hereinabove given or at such other address as Landlord shall designate by written notice.

28. As long as Tenant is not in default under any of the covenants of this lease, Landlord shall provide: (a) necessary elevator facilities on business days from 8a.m. to 6p.m. and on Saturdays from 8a.m. to I p.m., (b) heat to the demised premises when and as required by law, on business days from 8a.m. to 6p.m. and on Saturdays form 8a.m. to lp.m.; (c) water for ordinary lavatory purposes. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact Tenant constitutes Landlord to be the sole judge) Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and throughout the duration of Tenant’s occupancy Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and on default in making such payment. Landlord may pay such charges and collect the same from Tenant; (d) cleaning service for the demised premises at Landlord’s expense provided that the same are kept in order by Tenant. If tenant is not current with rent and additional rent, Landlord reserves the right to discontinue cleaning service, with no abatement of any nature to the rent on the premises, until such time as tenant becomes current. If however, said premises are to be kept clean by Tenant, it shall be done at Tenant’s sole expense, in a manner satisfactory to Landlord and no one other than persons approved by Landlord shall be permitted to enter said premises or the building of which they are a part for such purpose. Tenant shall pay Landlord the cost of removal of any of Tenant’s refuse and rubbish from the building. Air-conditioning/cooling will be furnished from May 15th through September 30th on business days (Mondays through Fridays, holidays excepted) from 8a.m. to 6p.m. and on Saturday from 8a.m. to 1p.m. and ventilation will be furnished on business days during the aforesaid hours except when air-conditioning/cooling is being furnished as aforesaid. If Tenant requires air conditioning/cooling or ventilation for more extended hours or on Saturdays, Sundays or on holidays, Landlord will furnish the same at Tenant’s expense; (e) Landlord shall have no responsibility or liability for failure to supply the services agreed to herein. Landlord reserves the right to stop services of the heating, elevators, plumbing, air-conditioning, power systems or cleaning or other services, if any, when necessary by reason of accident or for repairs, alterations, replacements or improvements necessary or desirable in the judgment of Landlord for as long as may be reasonably required by reason thereof or by reason of strikes, accidents, laws, order or regulations or any other reason beyond the control of Landlord.

29. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall of the building of which demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

30. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations and such other and further reasonable Rules and Regulations as Landlord or Landlord’s agents may from time to time adopt. Notice of any additional rules or regulations shall be given in such manner as Landlord may elect. In case Tenant disputes the reasonableness of any additional Rule or Regulation hereafter made or adopted by Landlord or Landlord’s agents, the parties hereto agree to submit the question of the reasonableness of such Rule or Regulation for decision to the Chairman of the Board of Directors of the Management Division of The Real Estate Board of New York, Inc., or to such impartial person or persons as he may designate, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rule or Regulation upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of a notice, in writing upon landlord within ten (10) days after the giving of notice thereof. Nothing in this lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

31. The covenants, conditions and agreements contained in this lease shall bind and insure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in this lease, their assigns.

32. Tenant has deposited with Landlord the sum of $4,774 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of the lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease, including, but not limited to, the payment of rent and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this lease, including but not limited to, any damages or deficiency in the re-letting of the premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this lease, the security shall be returned to Tenant after the date fixed as the end of the Lease and after delivery of entire possession of the demised premises to Landlord. In the event of a sale of the land and building or leasing of the building, of which the demised premises form a part, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Landlord solely for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

33. Wherever in this lease Tenant is obligated, as additional rent, to pay a pro-rata or proportional share of any expense, such share shall be deemed to be equal to the agreed percentage of rentable area demised to Tenant as hereinbefore set forth in Paragraph Three (3).

34. Tenant shall pay as additional rent to the base rent herein, the pro-rata share of increases in real estate and town taxes as specified in Paragraph 3 hereof. Said increases, once known, shall be billed by the Landlord to the Tenant and shall be deemed as additional rent and shall be payable on the 1st of the month following the date of rendition of said bill.

35. No signs or lettering or displays of any nature shall be permitted on any door or window or exterior wall bounding the herein leased premises or elsewhere within the demised premises such as will be visible from the street. Landlord will provide door and directory signage in accordance with building standard.

36. Window decorations visible from the outside of the building shall be only draperies made with insulated lining and so hung that when fully opened shall permit total exposure of the window area.

37. Landlord shall furnish to Tenant such electric current as Tenant shall require for the operation and maintenance of the premises of Tenant. Prior to the commencement of the term of this lease, Tenant shall supply to Landlord a complete list of all of his equipment utilizing electricity intended to be installed by Tenant, together with the amps and volts required to operate such machinery, which Tenant represents and warrants will not include anything other than normal office equipment used in any general business office. Landlord shall not in any wise be liable or responsible to Tenant for any loss of damage or expense which Tenant may sustain or incur if during the term of this lease, either the quantity or character of electric current is changed, or is no longer available or suitable for Tenant’s requirements. Any riser or risers required to supply Tenant’s electrical requirements (in addition to those initially installed upon construction of said building) will, upon written request of Tenant be furnished and installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause permanent damage or injury to the building or demised premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. In addition to the installations of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, furnish and install all other equipment proper and necessary in connection therewith, subject to the terms and conditions contained herein. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the building or the risers or wiring installation. It is further covenanted and agreed by Tenant that all the costs and expenses that may be incurred by Landlord, which are chargeable to Tenant: are collectible as additional rent and shall be paid by Tenant to Landlord within five (5) days after rendition of any bill or statement to Tenant therefore. Tenant at Tenant’s expense, shall purchase and install all lamps, tubes, and bulbs used in the demised premises, except that Landlord shall furnish and install the initial tubes used in the demised premises. Tenant shall make no alterations or additions to the electric equipment and/or appliances without prior written consent of Landlord in each instance. ~~Tenant shall pay as additional rent to the base rent herein set forth a sum equal to Tenant’s pro rata share of any increase in the cost of electrical service for the building of which the demised premises form a part over the calendar year for the year preceding the commencement of this lease. All monthly installments or rent shall reflect one twelfth (1/12th) of the annual amount of such pro rata share of such increase. In addition to the foregoing the Tenant shall pay as additional rent to base rent herein set forth a sum equal to Tenant’s pro rata share of any increase in the cost of fuel (whether oil or gas or oil and gas) for the building of which the demised premises form a part over the calendar year for the year preceding the commencement of this lease. All monthly installments of rent shall reflect one twelfth (l/12th) of the annual amount of such pro rata share of said increase. The Tenant’s pro rata share shall be the percentage factor of the building occupied by the Tenant as set forth in Paragraph 3.~~

~~38. The rent reserved on Page One of this lease is subject to increase at the commencement of each year of the term if this lease, beginning with the second year of term of this lease, by the rise, if any, in the Consumer Price Index as Published by the U.S. Bureau of Labor Statistics, or its successor, for the smallest geographic area encompassing Suffolk County, in effect at the commencement of each year of the term of the lease over the said Index in effect on the date of the commencement of the preceding year of the term of this lease. Each rent so established at the commencement of each year of the term of this lease shall be considered the new base rate rent for that year. Said Consumer Price Index shall never be applied where same shall result in a reduction of the base rent. Any extension or option contained in this lease, if any, shall be subject to the increase in the Consumer Price Index as stipulated above, and all such increases shall always be based on the last base rent established.~~

~~39. Each year the Tenant shall pay as additional rent to the base rent herein set forth a sum equal to Tenant’s pro rata share of any increase in the operating (in addition to the electric, gas and fuel oil costs stipulated in Paragraph 37 of this lease), maintenance and administrative expense for the building of which the demised premise form a part over the sum expended for 198. The Landlord shall determine the estimated amount of the additional rent for; Operating, Maintenance, and Administrative costs; and Fuel and Electric. He will arrive at his estimate from the actual increase if any, from the prior year’s costs and his estimate of the costs of the current year, which sum shall be paid by Tenant in twelve (12) equal monthly payments. At the end of each period for each item, when the Landlord’s books have been posted and the actual cost for the preceding twelve (12) month period determined, the Landlord shall render to the Tenant a statement showing the actual costs and the Tenant’s actual obligations for same. Should there be any additional sums due, same shall be payable by the Tenant upon the presentation of such statement. Should the Tenant be entitled to a refund, the Landlord shall tender said money simultaneously with such statement. Tenant shall have thirty (30) days from the date of issuance of such statement, to examine Landlord’s books and records after presentation of bills.~~

40. In any case herein in which the Tenant is obligated to pay an additional rent to Landlord, failure to pay such additional rent shall be deemed a default for which all of the remedies herein set forth for the failure to pay the base rent shall be available.

41. In any case in which the base rent or additional rent is not paid within ten (10) days of the day when same is due, Tenant shall pay as additional rent an amount equal to eight and one-half (81/2) cents for each dollar so due, and, in addition thereto, the sum of One Hundred ($100.00) Dollars for the purpose of defraying expenses incidental to the handling of such delinquent payment. Said sums it is agreed shall be deemed additional rent.

42. If any clause of this lease, or portion thereof, shall be deemed illegal or unenforceable, then such clause or portion thereof shall be stricken from this lease and the balance of this lease shall remain in full force and effect.

43. The Tenant shall not install any equipment for the purpose of the storage or dispensing of food or beverage of any nature whatsoever within the demised premises. In the event such equipment is found within the demised premises of Tenant, the Tenant hereby consents and authorizes the Landlord to remove said equipment without notice from the premises of the Tenant and place same in the garbage disposal unit of said office building after ten (10) days from the date of removal of said equipment from the demised premises. During said ten (10) day period said equipment shall be stored for the Tenant by the Landlord. The removal of such equipment shall impose no liability upon the Landlord whether for damage to said equipment or otherwise.

44. Tenant agrees to supply and utilize hard-surface plastic or comparable material beneath all desk chairs to be used in the leased premises, all at Tenant’s expense.

45. All telephone equipment shall be installed and mounted in accordance with the building standards. The building standards are available in the Management Office. No equipment or telephone lines shall be installed without conformity to said building standards or without prior written notice to the Landlord. Upon failure to comply with the foregoing any damage to any part of the demised premises, including peripheral walls thereof, shall be paid by the Tenant on the first (1st) of the month next ensuing the determination of such damage by the Landlord. In the instance of a hole being drilled into the interior walls or the peripheral walls of the demised premises, the damage shall be the cost (including both labor and material) of the replacement of the panel into which said drilling was done.

46. The parking lot and parking facilities and driveways relative thereto are not deemed as part of the herein demised premises and the failure or inability to utilize a parking space or the access thereto by the Tenant or its agents, servants, employees, or invitees shall not be deemed to constitute a dispossess of the Tenant under the terms of this lease or a breach of any terms or conditions of this lease by the Landlord. Any vehicle of the Tenant or its agents, servants, employees, or invitees parked within the parking fields which are intended to service the building of the which the demised premises form a part, or the contiguous office building, in an area other than designated for the parking of vehicles shall be subject to being towed away in the sole and absolute discretion of the Landlord and such tow-away shall impose no liability upon the Landlord , its agents, servants, employees, or contractors by reason of any damage suffered to said vehicle; and the Tenant hereby consents and authorizes the Landlord, its agents, servants, employees, or contractors to so tow away any vehicle of the Tenant, its agents, servants, employees, or invitees. In addition, the Tenant agrees to pay such tow away charge as is levied by the party so towing such vehicle but in any event not less than One Hundred ($100.00) Dollars. Such charge shall be deemed as additional rent due and/payable with the regular rent herein reserved on the first (1st) day of the month next following the date of such tow-away. At no time will tenant, tenants agents, guests or invitees utilize more than four parking spaces for each l000 square feet of rentable space in the building occupied by tenant.

47. Anything in this lease to the contrary notwithstanding, Tenant shall pay in addition to the base rent stipulated on Page One of this lease and to the increase in electricity costs stipulated in Paragraph 37 hereof, a charge of Three dollars and twenty-five cents ($3.25) per square foot per year for electrical service. The monthly charge for the first year of this lease shall be $403

48. The base year for computation of increases in real estate taxes, as provided in Paragraph 34 of this lease shall be 2012/13

49. Any reasonable legal fees incidental to the collection of any monies due Landlord under the terms of this lease shall be borne by Tenant as additional rent.

50. If Tenant installs electrical equipment other than that which is used in a normal business office, then Tenant agrees to pay for the additional electricity required by said equipment.

51. Tenant agrees that office copiers and other office machinery shall be energy efficient particularly those devices which have been designed to run continuously. Tenant’s failure to provide such equipment, and/or continues to utilize any equipment which violates this clause, shall subject Tenant to payment of additional costs of electricity based on use of said non-complying equipment or machinery.

In Witness Whereof, Landlord and Tenant have respectively signed and sealed this lease as of the day and year first above written.

Witness for Landlord:		Fairfield Office Park at Hauppauge LLC

by

Witness for Tenant:		Benjamin Securities, LLC

William T. Baker President	by

ACKNOWLEDGMENTS

CORPORATE TENANT
STATE OF NEW YORK } ss.:

County of

On this 15th day of August, 2013, before the personally came William T. Baker to me known, who being by me duly sworn, did depose and say that he resides in that he is the President of Benjamin Securities, Inc.

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